Exhibit 10.1

RESOLUTIONS TO APPROVE

FIRST AMENDMENT TO

MOCON INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, MOCON, Inc. (the “Company”) maintains and operates the MOCON, Inc. 2015 Employee Stock Purchase Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to allow for issuance of fractional shares in order to lower the administrative costs of operating the Plan;

NOW, THEREFORE, pursuant to Section 7.5 of the Plan, the Plan be and it is hereby amended as follows:

1.            By inserting the phrase “and fractional” before the words “shares” in the first sentence of Section 4.3(a) such that the sentence now reads in its entirety as follows:

“On the applicable Exercise Date for an Offering, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised his or her Option to purchase at the applicable Option Price the largest number of whole and fractional shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account, subject to Sections 4.1 and 5.3 hereof.”

2.            By inserting the phrase “and fractional” before the words “shares” in clause (ii) of Section 6.1(a) such that the clause now reads in its entirety as follows:

“(ii) exercise the Option for the maximum number of whole and fractional shares of Common Stock on the applicable Exercise Date with any remaining Plan Account balance returned to the Participant in one lump-sum payment in cash within thirty (30) days after such Exercise Date”

3.            By deleting the proviso in clause (iii) of Section 3.1(b) such that this clause now ends with “other Section 423 Option”.